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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION
                           ------------------------

                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

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Check the appropriate box:

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     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to 14a-12

                      CROWN CENTRAL PETROLEUM CORPORATION
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

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                               [Crown Letterhead]

                     THE INDEPENDENT DIRECTORS RECOMMEND A
                         VOTE "FOR" THE PROPOSED MERGER

                                                                  August 9, 2000
Dear Fellow Stockholder:

   Your Board of Directors, on the unanimous recommendation of the Independent Directors, approved an agreement and plan of merger with Rosemore, Inc. to get the best cash price for Crown that we could. If approved by stockholders at the August 24th meeting, you will promptly receive $9.50 in cash for each of your Crown shares. Your Board believes that this merger provides the best available value to stockholders. This decision came after a long process in which no other fully financed all-cash offer or proposal to buy all of Crown's stock was received. Accordingly, you are urged to support the merger--the only fully financed all-cash offer available--by signing, dating and mailing the enclosed WHITE proxy card.

                     COMPREHENSIVE AND INDEPENDENT PROCESS

   Beginning in March 1999, the Independent Committee conducted a comprehensive and orderly search for a strategic transaction that would maximize stockholder value. In evaluating this process and the merger agreement, you should know that:

 .  Crown engaged an independent nationally recognized investment bank, Credit
   Suisse First Boston Corporation ("CSFB"), to manage the process.

 . CSFB contacted 72 parties--30 of whom expressed an interest in a possible transaction with Crown.

 . All 30 parties were required to sign a confidentiality agreement containing standstill provisions prior to receiving briefing books and other information about Crown.

 . Crown insisted that no one be given confidential non-public information without first signing a confidentiality agreement containing a standstill provision that required them to stay out of the market in Crown stock. This protected Crown's public stockholders and prevented insider trading.

 . Crown adopted a shareholder rights plan to stop Rosemore, Apex Oil Company and any other party from engaging in a creeping acquisition in the market that could result in some stockholders receiving less than a full negotiated merger price.

   The Rosemore merger that resulted from this process is the only fully financed all-cash offer for all of your Crown shares.

   Your Board strongly believes that this diligent and thorough process resulted in the transaction that is in the best interests of and maximizes value for all of Crown's stockholders. We urge you to consider the following facts:

 . Despite widespread publicity and the diligent efforts of CSFB, no other fully financed all-cash offer for all of Crown's stock has been made at a price above $9.50.

 . Apex has never presented a fully financed all-cash offer to acquire all of Crown.

 . Not one interested party made an offer or proposal for Crown's assets that would deliver adequate value to Crown's stockholders.

  If you have any questions, please call D.F. King & Co., Inc. TOLL FREE (800)
                                    848-3094
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 .  When it became clear that no other fully financed all-cash proposals were being made, CSFB recommended in January 2000 that Rosemore be approached. At that time, Henry A. Rosenberg, Jr., Crown's Chairman, withdrew from the board consideration of the process, allowing the Independent Directors to negotiate directly and impartially with Rosemore.

   REMEMBER, ROSEMORE'S OFFER IS THE ONLY FULLY FINANCED ALL-CASH OFFER FOR ALL OF YOUR SHARES AND MAXIMIZES VALUE FOR ALL OF CROWN'S STOCKHOLDERS.

        CAUTION--ATTEMPTS TO DERAIL THE MERGER BY DISTORTING THE FACTS

                               APEX OIL COMPANY

   Your Board believes that Apex is trying to derail the merger by distorting the facts, claiming to be interested in a number of alternative transactions, and consistently failing or refusing to stand behind a fully financed all-cash offer to acquire all of Crown's stock. Consider the following:

 . No active participant in this process--other than Apex--refused to sign a confidentiality agreement containing a standstill provision. All 30 other interested parties signed these agreements, which are a standard part of the auction process designed to prevent bidders from receiving confidential information and then trading in the market. Ask yourself why Apex refused.

 .  Apex and its Chairman, P.A. "Tony" Novelly, claimed in a letter dated July
   25, 2000 that they had "effectively removed any "conditionality' to financing" their merger proposal. This followed their delivery of a letter to the Chairman of the Independent Committee from their financing source, Foothill Capital, which only offers to "agent" a financing, contains no firm commitment, and has 13 separate conditions that will permit their banker to walk away.

 . Ask yourself the following question: If Apex and Mr. Novelly think Crown is worth more than $9.50, and claim that their financing is unconditional, why can't they do any better than a letter with 13 separate financing conditions that give the banker the right to walk away?

 . Apex said in a letter dated July 25, 2000 that they wanted Crown to amend its Rights Agreement to permit a tender offer that Apex claims it wants to make for Crown common stock or to redeem the rights issued so that Apex may make such a tender offer free from the rights plan. Apex says that a condition to closing of the proposed tender offer would be that the tendered shares of Crown common stock represent no less than 20% of the aggregate voting power of Crown stock then outstanding.

   Fact: Crown's Shareholder Rights Plan specifically allows the Board to approve a fair tender offer, but only if it is for ALL of Crown's stock and is accompanied by an undertaking to use best efforts to merge within 90 days.

   Ask yourself these final questions: Why do Apex and Mr. Novelly want to be able to make an offer that can stop at 20% of the stock? Why do Apex and Mr. Novelly want to change a Shareholder Rights Plan that requires that an offer be for 100% of the stock?

   WE URGE YOU NOT TO BE MISLEAD. Please sign, date and mail the enclosed WHITE proxy card.

                       THE UNIONS--PACE AND THE AFL-CIO

   As we expected, the AFL-CIO and PACE, the union at Crown's Pasadena refinery, sent letters dated July 18th and August 1st to Crown's stockholders asking them to vote against the merger. The union was locked out of the Pasadena refinery following activities apparently intended to disrupt normal operations at the refinery. Since the lockout, the union has conducted a corporate campaign against Crown. We think you should question their motives in opposing the merger.

 If you have any questions, please call D.F. King & Co., Inc. TOLL FREE (800)
                                   848-3094

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

   The AFL-CIO and Pace argue that the Rosemore merger price is too low. Instead, examine the facts demonstrating that the AFL-CIO and Pace are wrong about Crown, the merger price and the refining industry.

  . The AFL-CIO and Pace want you to ignore significant volatility and historic low margins in the refining business.

  . Crown experienced cumulative operating losses of $60 million during the last five years, in addition to a pre-tax write-down of certain refining assets of $80.5 million.

  . Crown made a profit in the first half of 2000, with a Gulf Coast 20 day delayed 3/2/1 crack spread --an accepted industry measure of refining margins--that was much higher ($5.16 per barrel) than it is now. From 1997 through 1999, the crack spread averaged $2.54. On July 31, 2000, that crack spread was only $1.63.

  . If the 1997 through 1999 average crack spread had prevailed in the first half of 2000, Crown estimates that it would have lost $29.6 million, and if that average crack spread continues through the second half of 2000, Crown's management expects that Crown would lose an additional
     $10.8 million.

  . The contracts available to refiners on July 31, 2000 reflected a market expectation that the average Gulf Coast 20 day delayed 3/2/1 crack spread over the last five months of 2000 would be approximately $2.18 per barrel. At a crack spread of $2.18, Crown's management expects that Crown would lose $9.4 million in the last five months of 2000.

   The AFL-CIO and Pace say in their letter that "the market is improving" but, according to the August 8th edition of the Washington Post, "gasoline prices fell for a seventh consecutive week...." The union wants you to ignore the pricing available in the market and to accept their prediction of future margins. Who do you believe?

   Moreover, the AFL-CIO and Pace want you to ignore the fact that Crown's refineries are relatively small, lack economies of scale, and will require significant future capital expenditures. Again, look at the facts:

  . Crown's two refineries process 100,000 and 50,000 barrels per day. These are small refineries by comparison to the newer more technologically advanced Gulf Coast refineries that offer greater efficiencies.

  . Crown's two refineries will require significant capital expenditures in the next few years. Without strategic changes, Crown will have difficulty financing these required expenditures unless refining margins stay well above the average margins of the last few years.

   We urge all Crown stockholders to carefully examine the facts. Remember, Rosemore's offer is the only fully financed all-cash offer for all of your Crown shares and maximizes value for all Crown stockholders. The Independent Committee continues to urge all stockholders to vote in favor of the Rosemore offer. Please sign, date and mail the enclosed WHITE proxy card today.

   Thank you for your interest and support.

                                          Sincerely,

                                          The Independent Committee of Crown
                                           Directors

                                          /s/ Michael F. Dacey

                                          Michael F. Dacey, Chairman

  If you have any questions, please call D.F. King & Co., Inc. TOLL FREE (800)
                                    848-3094

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



                                   IMPORTANT

  NOT VOTING IS THE SAME AS VOTING "AGAINST" THE MERGER. If your shares are held in "street name", immediately instruct your broker or the person responsible for your account to sign your WHITE proxy card (or voting instruction form) on your behalf. You should also sign, date and mail your WHITE proxy card (or form) immediately upon receipt from your broker or bank, using the postage paid envelope provided. Please do so for each account you maintain.

  If you have any questions or need assistance, please call:

                             D.F. King & Co., Inc.
                           77 Water Street New York,
                                 New York 10005
                         CALL TOLL FREE (800) 848-3094

  This solicitation relates solely to the solicitation of proxies with respect to Crown's stockholders meeting of August 24, 2000. A proxy statement dated July 20, 2000 and a proxy supplement dated August 4, 2000 have been mailed to Crown's stockholders. Investors and security holders are advised to read the proxy statement, and any amendments or supplements thereto when they become available, because each of these documents filed with the Securities and Exchange Commission contains, or will contain, important information.


  If you have any questions, please call D.F. King & Co., Inc. TOLL FREE (800)
                                    848-3094
                                                                    3620-ULTR-00

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